Exhibit 10.60
January 17, 2006
Pacific Growth Equities, LLC
One Bush Street, Suite 1700
San Francisco, CA 94104
Attn: George J. Milstein
Re: Advisory Fee Arrangement
Ladies and Gentlemen:
     This letter agreement confirms the advisory fee arrangement between Cytokinetics, Incorporated, a Delaware corporation (“Cytokinetics”) and Pacific Growth Equities, LLC (“PacGrow”), pursuant to which Cytokinetics will pay PacGrow a $1,000,000 advisory fee out of the gross offering proceeds received by Cytokinetics for an investment in Cytokinetics’ common stock in a registered direct transaction that is expected to close the week of January 15, 2006 (the “Offering”).
     Cytokinetics will pay this fee upon the closing of the Offering. No fee will be due if the Offering does not close by January 27, 2006. For the avoidance of doubt, no fee will be due under this agreement for any other offering by the Company, whether to the investors that are proposed to invest in the Offering or other investors.
     PGE shall be under no obligation hereunder to make an independent appraisal of assets or investigation or inquiry as to any information regarding, or any representations of, the Company and shall have no liability hereunder in regard thereto. Cytokinetics agrees to indemnify and hold PacGrow, its directors, officers, employees and agents harmless from and against all losses, claims, damages, liabilities, costs and expenses (including reasonable attorneys’ fees) incurred in defending, settling or compromising any third party claims relating to PacGrow’s services in connection with the Offering, other than those arising from PacGrow’s negligence or willful misconduct. The foregoing indemnification obligation is subject to: (i) PacGrow providing Cytokinetics with prompt written notice of any claim for which PacGrow wishes to seek indemnification hereunder; (ii) Cytokinetics having sole control of the defense and all negotiations for settlement or compromise of such claim; and (iii) PacGrow fully cooperating in the defense of such claim. PacGrow may elect to participate in any such action with counsel of its own choice and at its own expense.

     This letter agreement will be governed by California law, without regard to conflict-of-law principles. This letter agreement represents the complete and final agreement between Cytokinetics and PacGrow with respect to the foregoing matters and supercedes all prior and contemporaneous agreements between Cytokinetics and PacGrow with respect to the Offering.

Sincerely,
/s/ Sharon Surrey-Barbari

Sharon Surrey-Barbari
SVP, Finance and Chief Financial Officer

Agreed and Accepted
Pacific Growth Equities, LLC

By:	/s/ George J. Milstein

Name:	George J. Milstein
Title:	Head of Investment Banking

Date:	1/17/06